Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Schedule TO
(Form Type)

Hancock Park Corporate Income, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Value		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$9,384.64	(1)	0.01476%	$1.39	(2)
Fees Previously Paid	$532,803.84		0.01102%	$58.71	(3)
Total Transaction Valuation	$542,188.48
Total Fees Due for Filing				$60.10
Total Fees Previously Paid				$58.71
Total Fee Offsets				$—
Net Fee Due				$1.39
(1) Calculated solely for purposes of determining the amount of the filing fee. This amount is calculated by the final transaction value of $542,188.48 less the estimated transaction value of $532,803.84, for which the initial filing fee was based upon.
(2) The amount of the additional filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024, equals 0.01476% of the value of the transaction.
(3) Previously paid filing fee in connection with the Tender Offer Statement on Schedule TO originally filed with the Securities and Exchange Commission on August 23, 2023 by Hancock Park Corporate Income, Inc., calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2023, equals 0.01102% of the value of the transaction.